Exhibit 99.1

For Immediate Release	Contact:	John E. Vollmer III
SVP & Chief Financial Officer
Patterson-UTI Energy, Inc.
(214) 360-7800
Patterson-UTI Energy Reports Record Financial Results
For Third Quarter of 2006
      SNYDER, Texas — November 1, 2006 — PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced record results for the third quarter ended September 30, 2006. Net income for the quarter increased by 75 percent to $186 million, or $1.12 per share, from $106 million, or $0.61 per share, for the third quarter ended September 30, 2005. Revenues for the quarter were up by 44 percent to $674 million, compared to $469 million for the third quarter of 2005.
      Net income for the nine months ended September 30, 2006 increased by 117 percent to $517 million, or $3.03 per share, from $239 million, or $1.38 per share, for the nine months ended September 30, 2005. Revenues for the nine-month period were up by 58 percent to $1.9 billion, compared to $1.2 billion for the comparable nine months of 2005.
      The Company also announced that during the third quarter of 2006 it purchased $167 million of the Company’s common stock, bringing the year-to-date total purchases to $367 million.
      The Company also declared a quarterly cash dividend on its Common Stock of $0.08 per share, to be paid to holders of record as of December 14, 2006 and will be paid on December 29, 2006.
      Cloyce A. Talbott, Patterson-UTI’s President and Chief Executive Officer, commented, “During the quarter we continued to experience strong demand for our contract drilling services. Average revenues per operating day increased by $1,030 to a record $20,810, and our average margins per operating day grew by $190 to $11,170, compared to the quarter ended June 30, 2006. While the high level of activity in our industry contributed to increased pricing for drilling services, it also contributed to substantial increases in compensation and repair costs during the quarter.”
      He added, “During the third quarter of 2006 we had an average of 301 rigs operating, including 290 in the U.S. and 11 in Canada. Compared to the second quarter of 2006, our average rigs working increased by 4 in the U.S. and by 2 in Canada.
      “We are maintaining our program of refurbishing approximately 30 drilling rigs during 2006, including 23 that have been completed so far this year,” Mr. Talbott added.
      Mark S. Siegel, Chairman of Patterson-UTI Energy, stated, “Given the moderate weather last winter, the level of natural gas in storage before the start of the upcoming winter is not a surprise for us. The current gas storage overhang combined with the effect of some customer budgets that are running low and have not yet been replenished, have resulted in some recent moderation of demand in certain markets.
      “Our operating strategy has been and remains based upon the conviction that the trend to a substantial increase in natural gas wells drilled in North America is long-term, albeit subject to some weather and other volatility. We believe that our quality-service approach and upgraded rig fleet, along with our strong balance sheet, position our company to take full advantage of the next upward wave in the natural gas market,” Mr. Siegel added.
      All references to “net income per share” in this press release are diluted earnings per common share as defined within the Statement of Financial Accounting Standards No. 128.
      The Company will hold its quarterly conference call to discuss third quarter results today at 10:00 a.m. Eastern (9:00 a.m. Central and 7:00 a.m. Pacific). This call is being Webcast and can be accessed through Patterson-UTI’s Web site at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Replay of the conference call Webcast and will be available through Wednesday, November 15, 2006 at www.patenergy.com and telephone replay of the call will be available through November 3, 2006.

About Patterson-UTI
      Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company owns 403 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.
Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
REVENUES	$673,658	$468,739	$1,908,204	$1,209,254

COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	327,710	245,045	925,225	676,065
Depreciation, depletion and impairment	49,215	39,545	140,245	112,319
Selling, general and administrative	13,777	10,565	39,428	30,157
Embezzlement costs, net of recoveries	(1,512)	5,431	2,941	12,193
Other operating expenses	2,563	707	3,948	2,590

Total Costs and Expenses	391,753	301,293	1,111,787	833,324

OPERATING INCOME	281,905	167,446	796,417	375,930

OTHER INCOME (EXPENSE)
Interest expense	(363)	(56)	(476)	(179)
Interest income	948	944	5,579	2,011
Other	88	19	231	39

Total Other Income	673	907	5,334	1,871

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	282,578	168,353	801,751	377,801

INCOME TAX EXPENSE	96,588	62,048	285,502	139,250

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	185,990	106,305	516,249	238,551

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF RELATED TAX EXPENSE OF $398	—	—	687	—

NET INCOME	$185,990	$106,305	$516,936	$238,551

NET INCOME PER COMMON SHARE
Basic	$1.14	$0.62	$3.08	$1.40

Diluted	$1.12	$0.61	$3.03	$1.38

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	163,412	171,613	168,036	169,846

Diluted	165,742	174,587	170,339	173,211

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Contract Drilling:
Revenues	$577,047	$401,046	$1,616,100	$1,025,938
Direct operating costs (excluding depreciation)	$267,345	$202,956	$737,021	$558,607
Selling, general and administrative	$1,817	$1,286	$5,338	$3,701
Operating days	27,725	26,015	81,489	73,746
Average revenue per operating day	$20.81	$15.42	$19.83	$13.91
Average direct operating costs per operating day	$9.64	$7.80	$9.04	$7.57
Average margin per operating day	$11.17	$7.62	$10.79	$6.34
Number of owned rigs at end of period	403	403	403	403
Average number of rigs owned during period	403	398	403	395
Average rigs operating	301	283	298	270
Rig utilization percentage	75%	71%	74%	68%
Capital expenditures	$152,879	$90,114	$377,165	$222,492

Pressure Pumping:
Revenues	$40,462	$27,640	$107,800	$66,358
Direct operating costs (excluding depreciation)	$20,960	$15,662	$56,545	$38,648
Selling, general and administrative	$3,450	$2,464	$9,588	$6,858
Total jobs	3,116	2,714	8,844	6,968
Average revenue per job	$12.99	$10.18	$12.19	$9.52
Average costs per job	$6.73	$5.77	$6.39	$5.55
Average margin per job	$6.26	$4.41	$5.80	$3.97
Capital expenditures	$7,692	$5,865	$27,371	$20,598

Drilling and Completion Fluids:
Revenues	$46,183	$29,819	$155,221	$88,812
Direct operating costs (excluding depreciation)	$36,183	$24,062	$120,418	$71,857
Selling, general and administrative	$2,733	$2,402	$7,765	$6,964
Total jobs	550	485	1,569	1,515
Average revenue per job	$83.93	$61.48	$98.93	$58.62
Average costs per job	$65.79	$49.61	$76.75	$47.43
Average margin per job	$18.14	$11.87	$22.18	$11.19
Capital expenditures	$1,122	$687	$3,052	$2,039

Oil and Natural Gas Production and Exploration:
Revenues	$9,986	$10,234	$29,083	$28,146
Direct operating costs (excluding depreciation, depletion and impairment)	$3,222	$2,365	$11,241	$6,953
Selling, general and administrative	$684	$545	$2,050	$1,598
Capital expenditures	$4,982	$3,858	$15,699	$12,286

Corporate and Other:
Selling, general and administrative	$5,093	$3,868	$14,687	$11,036
Other operating expenses	$2,563	$707	$3,948	$2,590
Embezzlement costs, net of recoveries	$(1,512)	$5,431	$2,941	$12,193
Capital expenditures	$—	$—	$135	$5,308

Total capital expenditures, excluding acquisitions	$166,675	$100,524	$423,422	$262,723

	September 30,	December 31,
	2006	2005
Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$16,945	$136,398
Current assets	$661,964	$637,857
Total assets	$2,094,889	$1,795,781
Current liabilities	$339,927	$255,409
Long-term debt, less current maturities	$65,000	$—
Working capital	$322,037	$382,448